EX–99.2

Teléfonos de México, S.A de C.V.

A Mexican Company

MATERIAL FACT

Teléfonos de México, S.A de C.V. (“TELMEX”), in its capacity of controlling shareholder of Embratel Participações S.A. (“EMBRAPAR”), in reference to the request for registration of a tender offer, to be intermediated by Unibanco – União de Bancos Brasileiros S.A., for the purchase of all of the outstanding common and preferred shares of EMBRAPAR (“Tender Offer”), which was announced through the Material Fact dated May 8, 2006 and submitted to the Brazilian Securities and Exchange Commission (“CVM”) through TELMEX’s wholly owned subsidiary Telmex Solutions Telecomunicações Ltda. (“Telmex Solutions”), for the purpose of canceling the registration of EMBRAPAR as a public company, communicates to the market its decision to maintain the request for registration of the Tender Offer with the CVM, in spite of the fact that on this date the condition set forth in section 1.2.3(iii) of the form of notice of tender offer, submitted to the CVM on May 9, 2006 (“Form of Notice of Tender Offer”) had been triggered.

Moreover, TELMEX communicates that its decision regarding the condition set forth in section 1.2.3(iii) of the Form of Notice of Tender Offer is definitive and final. Therefore, this announcement constitutes TELMEX’s waiver of its right to withdraw the Tender Offer if, from the date of this announcement until the date of the Auction of the Tender Offer, such condition is triggered again.

Neither TELMEX nor Telmex Solutions has commenced the Tender Offer to which this communication relates, and the Tender Offer is still subject to CVM’s approval. Holders of EMBRAPAR’s shares and/or American Depositary Shares should read the Tender Offer Statement and the other documents relating to the Tender Offer that are filed with the Securities and Exchange Commission (“SEC”) in the United States when they become available, because they will contain important information. A Portuguese translation of these documents will be filed with CVM. This material will also be available free of charge on the SEC’s website at www.sec.gov.

Rio de Janeiro, June 7, 2006

Teléfonos de México, S.A. de C.V.